FOR IMMEDIATE RELEASE               CONTACT:   Wendy Hall Nantz
(January 25, 2000)                             Public Relations- Americas
                                               Halliburton Company
                                               (713) 676-5227
                                               wendy.hall.nantz@halliburton.com

                                               Taryn Rock
                                               Public Relations- Europe/Africa
                                               Halliburton Company
                                               44 1372 86 6693
                                               taryn.rock@halliburton.com

                   HALLIBURTON SUBSEA AWARDED MAJOR DEEPWATER
                  ROV CONTRACT WITH CHEVRON FOR GULF OF MEXICO

DALLAS, Texas - As a division of Brown & Root Energy Services, Halliburton SubSea, has entered into an agreement with Chevron USA Production Company's Gulf of Mexico Deepwater Business Unit for the provision of remotely operated vehicle
(ROV) services in support of deepwater drilling operations involving the drillship Transocean "Discoverer Deep Seas". The ROV contract value is approximately $10 million. Brown & Root Energy Services is a business unit of Halliburton Company (NYSE:HAL).
         Halliburton's newest ROV design, the 120 HP Hercules will be used in support of Chevron's Gulf of Mexico (GOM) deepwater drilling operations. It offers several advantages including a custom-built heavy weather launch and recovery system, a rig specific cursor railing system that allows the ROV to enter the water in adverse conditions, and a depth capability to 10,000 feet. The ROV also offers a 900 foot extended tether and a 6,600 pound payload capability, lending additional flexibility during rig completion operations.
         The Chevron ROV unit, which will be installed on the drillship in 2000, will be on display at the upcoming Underwater Intervention Convention in Houston in January 2000. Transocean will be building and supplying the drillship.

                                     -more-

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CHEVRON\2
         The award represents a milestone for Halliburton SubSea as they assume a more prominent role in the local GOM ultra-deepwater ROV drill support market. As of recent, Halliburton SubSea has successfully provided ROV services in support of GOM ROV drill/completion support and construction-related projects for Amerada Hess, Kerr McGee, El Paso Energy, Spinnaker Exploration, Cliff's Drilling, Devon Energy, Heerema Marine Contractors, Oceanografia, EMC and Burlington Resources. While still based in New Orleans, La., Halliburton SubSea has relocated its Operations Base to a 10-acre facility with over 40,000 square feet of covered office and warehouse space to support its GOM ROV and Survey operations and system integration testing.
         Halliburton SubSea offers comprehensive subsea engineering, installation and construction services, flexible pipe and project management through its companies: SubSea International, Wellstream and Rockwater. Halliburton SubSea currently maintains a fleet of 84 ROVs, six construction and survey class DP vessels, three construction class DP semi-submersibles and an array of subsea production equipment.
         Brown & Root Energy Services supplies engineering, construction, operations and maintenance services to the upstream oil and gas industry worldwide. Its primary role is the engineering, project management, construction and operation of the facilities that are utilized for the production and transportation of oil and gas.
         Founded in 1919, Halliburton Company is the world's leading diversified energy services, engineering, energy equipment, construction and maintenance companies. Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services. In 1998, Halliburton's consolidated revenues were $17.4 billion and it conducted business with a workforce of approximately 100,000 in more than 120 countries. The company's World Wide Web site can be accessed at http://www.halliburton.com.

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